UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K


                   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   For the Fiscal Year Ended December 31, 2003


                         Commission File Number: 0-26876


                  A. Full title of the plan and the address of
                     the plan, if different from that of the
                               issuer named below:

             OAK HILL FINANCIAL. INC. 401(K) AND PROFIT SHARING PLAN
                              14621 State Route 93
                               Jackson, Ohio 45640


                  B. Name of the issuer of the securities held
                     pursuant to the plan and the address of
                          its principal executive office:

                            OAK HILL FINANCIAL, INC.
                              14621 State Route 93
                               Jackson, Ohio 45640
















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                        FINANCIAL STATEMENTS AND EXHIBITS


The following financial statements and exhibits are filed as part of this annual report:

         Exhibit 23        Consent of Registered Independent Public Accountant
         Exhibit 99 Financial statements and schedule of the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan (the "Plan") for the years ended December 31, 2003 and 2002



                                   SIGNATURES


The Plan, pursuant to the requirements of the Securities and Exchange Act of 1934, Oak Hill Financial, Inc., the Plan Sponsor and Named Fiduciary, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 OAK HILL FINANCIAL, INC. 401(K)
                                                 AND PROFIT SHARING PLAN

                                                 By: Oak Hill Financial, Inc.

Date: June 29, 2004                              By: /s/ Ron J. Copher
                                                 -------------------------------
                                                 Ron J. Copher
                                                 Chief Financial Officer,
                                                 Treasurer & Secretary